EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT has been made and entered into as of the 19th day of December, 2001 by and between Next, Inc., a Delaware corporation (together with its parent, and present and future subsidiaries and other affiliated entities, the “Company”) and David C. Gleason (the “Executive”).

On the terms and conditions hereinafter set forth, the Company desires to employ the Executive, and the Executive desires to be employed by the Company in connection with the operation of the business of the Company (the “Business”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.    Stated Term.    This Agreement, unless terminated or cancelled as otherwise provided herein, shall remain in full force and effect for a term of five (5) years from the date hereof, and, unless written notice is provided within ninety (90) days prior to an anniversary date hereof by the Company to Executive with the intent to terminate this Agreement at the end of its then existing term, shall renew automatically on an annual basis on each anniversary date hereof for subsequent five (5)-year periods.

2.    Duties.    During the term of employment set forth in this Agreement, the Company shall employ the Executive, and the Executive shall serve, as executive vice president, operations. The Executive shall perform faithfully the duties assigned to the Executive by the Chairman of the Board of Directors of the Company pursuant to this Agreement to the best of the Executive’s ability and shall devote substantially all of the Executive’s business time and attention to the Business.

3.    Salary.    The Company shall pay to the Executive a salary at the rate of $115 per annum payable in accordance with the Company’s procedures for compensating executives. The salary of the Executive shall be subject to annual review by the Board of Directors of the Company.

4.    Incentive Compensation.    The Executive shall be entitled, to the extent the Executive is otherwise eligible, to participate in executive incentive compensation plans established by the Company’s Board of Directors.

5.    Benefits.    During the term of employment hereunder, Executive shall be entitled, to the extent the Executive is otherwise eligible, to participate fully in all benefits provided by the Company for its employees.

6.    Entertainment and travel expenses.

(a)    Entertainment Allowance.    Executive’s services shall include providing such entertainment as Executive deems to be in the business interests of the Company. In order to defray the expenses of such entertainment and of maintaining necessary facilities, Company shall periodically provide Executive with an annual expense account mutually agreeable to the Company and Executive.

(b)    Travel Expenses.    When Executive travels, he shall submit bills for all necessary costs of transportation, communications, hotel accommodations, and the like. The Company shall promptly pay or reimburse these bills as corporate expenses.

7.    Automobile Expense.    The Company shall pay to the Executive on a monthly basis an automobile allowance in the amount of $750. The Executive shall insure his automobile and provide proof thereof if requested.

8.    Vacation.    The Executive shall be entitled to a paid vacation of fifteen working days each year. The timing of the Executive’s vacation shall be scheduled in a reasonable manner by the Executive.

9.    Benefits Under Existing or Subsequent Employment with the Company or Its Subsidiaries.    This Agreement shall not supersede or be deemed to be in lieu of any rights, benefits and privileges to which Executive may be entitled as under any retirement, pension, profit-sharing, insurance, hospital or other plans or agreement which may now be in effect or which may hereafter be adopted by the Company.

10.    Termination Before Expiration of Stated Term.    This Agreement shall terminate prior to the expiration of its stated term upon the first to occur of the following:

(a)    The voluntary resignation of the Executive for “Good Reason” which shall mean any material breach by the Company of its obligations under this Agreement which is not corrected within 30 days of written notice to the Company by the Executive of the breach.

(b)    The voluntary resignation of the Executive without Good Reason.

(c)    The Executive’s death.

(d)    The Executive’s permanent disability. The term “permanent disability” shall mean any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, as is consistent with the Americans with Disabilities Act and the Family and Medical Leave Act, for a period in excess of 90 consecutive days or more than 120 days during any period of 365 calendar days.

(e)    The Executive’s employment being terminated by the Company for cause. Termination “for cause” shall include, but shall not be limited to termination because of the Executive’s embezzlement, dishonesty, fraud, conviction of a felony or other charge involving moral turpitude, drug addiction or other similar problem, improper communication of material confidential information, mismanagement, neglect of material duties and responsibilities, failure or refusal to perform specific directives of the Board of Directors, or the breach of a material covenant in this Agreement by the Executive, which breach shall not have been corrected by the Executive within 10 days of the Executive’s receipt of written notice thereof. Termination for cause shall occur upon delivery to the Executive of a written notice of such action by the Company, which written notice shall specify the ground for such termination.

(f)    The Executive’s employment being terminated by the Company without cause. Termination “without cause” shall mean termination of employment on any basis other than by expiration of the stated term, voluntary resignation (with or without Good Reason), death, permanent disability, or termination for cause.

11.    Duties of Executive on Termination.    Upon the termination of this Agreement, the Executive shall immediately return any and all property of Company in the possession of the Executive, including, without limitation, all documents, contracts, financial information, customer information, proprietary product information, records, equipment, computers, vehicles, etc.

12.    Compensation Payable to Executive on Termination.    The rights of the Executive to compensation upon termination of employment are as follows:

(a)    In the case of the expiration of the stated term or the voluntary resignation of the Executive without Good Reason, the Company shall pay to the Executive any salary accrued on the date employment terminates.

(b)    In the case of the death of the Executive, the Company shall pay to the Executive’s beneficiary or beneficiaries designated in writing to the Company, or to the Executive’s estate in the absence or lapse of such designation: (i) the salary, as in effect at the date of the Executive’s death, through the last day of the month in which death occurred; (ii) the pro rata portion of the incentive compensation payment, if any, described in Paragraph 4 of this Agreement accruing through the last day of the month in which the death occurred (computed and payable within ninety (90) days after the end of the Company’s fiscal year; and (iii) per diem compensation (at the Executive’s then current salary level) for any accrued and unused vacation.

(c)    In the case of the permanent disability of the Executive, the Company shall pay to the Executive: (i) the salary, as in effect at the date of the Executive’s permanent disability, through the last day of the month in which such permanent disability is determined; (ii) the pro rata portion of the incentive compensation payment, if any, described in Paragraph 4 of this Agreement accruing through the last day of the month in which the permanent disability is determined (computed and payable within ninety (90) days after the end of the Company’s fiscal year; and (iii) per diem compensation (at the Executive’s then current salary level) for any accrued and unused vacation.

(d)    If the Executive’s employment is terminated for cause, the Company shall pay to the Executive any salary accrued on the date employment terminates.

(e)    If the Executive’s employment is terminated by the Company without cause, or if the Executive voluntarily resigns for Good Reason, the Executive shall be entitled to receive: (i) the salary, as in effect at the date of such termination, for six additional months after the date of termination (payable in a lump-sum cash payment due thirty (30) days following the termination of employment); (ii) the incentive compensation payment, if any, described in Paragraph 4 of this Agreement accruing through a date six months after the date of termination, and (iii) per diem compensation (at the Executive’s then current salary level) for any accrued but unused vacation. Additionally, the Company shall continue for a period of six months any and all benefits, as described in Paragraph 5 of this Agreement, which the Executive or his family received as of the date of termination. The Executive may, at his sole discretion elect to take a lump-sum payment from the Company equal to the present value of the benefits he would have received for this twelve-month period, payable within ten (10) days after demand.

(f)    Unless otherwise specified above, any payment due under Paragraph 12 shall be made in a lump sum, in cash within thirty (30) days after the termination of employment.

13.    Covenant Not to Compete.    The Executive covenants and agrees that the Executive will not, at any time during the term of this Agreement and, if the Executive voluntarily resigns from the Company without Good Reason or his employment is terminated by the Company for cause, for the specified periods following such termination of employment, do any of the following (directly or indirectly) for the benefit of the Executive or for any other person, corporation, partnership or other entity:

(a)    Manufacture or distribute products which are competitive with the products of the Company. This restriction shall apply for 24 months following the voluntary resignation of the Executive without Good Reason or the termination of his employment for cause, and shall apply for six months following the termination of his employment without cause.

(b)    Sell, solicit, or accept business or orders from customers or prospective customers of the Company with respect to products which are competitive with the products of the Company. It is agreed that “customer” shall mean any purchaser of products from the Company at any time during the 24 months ending with the conclusion of the Executive’s services under this Agreement. This restriction shall apply for 24 months following the voluntary resignation of the Executive without Good Reason or the termination of his employment for cause.

(c)    Interfere with, disrupt or attempt to disrupt relationships, contractual or otherwise, between Company and its employees and contractors. This restriction shall apply for 24 months following the voluntary resignation of the Executive without Good Reason or the termination of his employment for cause.

Any breach of the provisions of Paragraph 12 of this Agreement shall automatically toll and suspend the period of restraint for the amount of time that the breach continues.

14.    Intellectual Property.

(a)    Disclosure and Assignment.    Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the Term, or within six (6) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company or any of its Affiliates (“Developments”). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive’s right, title and interest in and to any and all Developments. At the request of the Company, Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending one year after termination of Executive’s employment with the Company.

(b)    Future Developments.    As to any future Developments made by Executive that relate to the business, products or practices of the Company, or any of its Affiliates, and that are first conceived or reduced to practice during the Term, or within six (6) months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company or any of its Affiliates, Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this Agreement. If the Company makes no such claim, Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by Executive.

(c)    Limitation on Sections 14(a) and 14(b).    The provisions of Sections 14(a) and 14(b) shall not apply to any Development meeting the following conditions:

(i)    such Development was developed entirely on Executive’s own time;

(ii)    such Development was made without the use of any equipment, supplies, facility or trade secret information of the Company or any of its Affiliates;

(iii)    such Development does not relate (A) directly to the business of the Company or any of its Affiliates or (B) to the Company’s, or any of its Affiliate’s, actual or demonstrably anticipated research or development; and

(iv)    such Development does not result from any work performed by Executive for the Company or any of its Affiliates.

(d)    Assistance of Executive.    Upon request and without further compensation therefor, but at no expense to Executive, and whether during the Term or thereafter, Executive will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the opinion of the Company, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including but not limited to, design patents, on the Developments, and for perfecting, affirming and recording the Company’s, or any of its Affiliate’s, complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

(e)    Records.    Executive will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Executive will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

(f)    Obligations, Restrictions and Limitations.    Executive understands that the Company, or its Affiliates, may enter into agreements or arrangements with agencies of the United States Government, and that the Company, or its Affiliates, as applicable, may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by Executives, consultants or other agents rendering services to it. Executive shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the Term and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

(g)    Copyrightable Material.    All right, title and interest in all copyrightable material that Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, and whether during the Term or thereafter, Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(h)    Know-How and Trade Secrets.    All know-how and trade secret information conceived or originated by Executive that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

15.    Trade Secrets.    Except with the express written consent of the Company, the Executive will not, either during the term of this Agreement or anytime thereafter, directly or indirectly, use or disclose for the benefit of the Executive or any other person, firm or entity, any of the trade secrets of the Company, whether or not said information was acquired, learned, obtained or developed by the Company alone or in conjunction with others. For purposes of this Agreement, trade secrets shall mean that which is known only to the Company and those employees or other agents to whom it has been confided, and is by law the property of the Company, and shall include all information relating to design and manufacturing procedures, techniques, programs, processes, methods, and marketing studies. It is the intent hereof that the Executive shall not divulge or use any such information which is unpublished or not otherwise readily available to the public or which is not general information in the business of the Company.

16.    Business Information.    Except with the Company’s express written consent, the Executive agrees that he will not, either during the term of this Agreement or for a period of five years thereafter, directly or indirectly, use or disclose for the benefit of the Executive or the benefit of any other person, firm or entity, any of the Company’s confidential or proprietary business information, whether or not said information was acquired, learned, obtained or developed by the Company alone or in conjunction with others. For purposes of this Agreement, confidential or proprietary business information shall include, without limitation, any and all information relative to the Company’s customers, suppliers, strategies, personnel practices, sales, costs and prices. It is the intent hereof that the Executive shall not divulge or use any such information which is unpublished or not readily available to the general public. The Executive also makes the same pledge with regard to any confidential or proprietary business information of the Company’s past or present customers, contractors or suppliers.

17.    Discussion, Non-Binding Mediation and Arbitration.

(a)    Discussion and Non-binding Mediation. Except for termination for Cause, the Company and Executive will each use its good faith efforts to resolve any dispute between them promptly and amicably and without resort to any legal process, if feasible within forty-five (45) days of receipt of a written notice by one party to the other party of the existence of such dispute. Within thirty (30) days of the receipt of such notice, one (1) officer of the Company and Executive will promptly meet in good faith to discuss such dispute. If such officer of the Company and Executive are unable to resolve such dispute through negotiation within forty-five (45) days after the receipt of the initial notice of dispute, then, unless the parties otherwise mutually agree, the dispute will be submitted to non-binding mediation in Fayetteville, Arkansas in accordance with the Commercial Mediation Rules of the American Arbitration Association, as modified herein. The parties will jointly appoint a mutually acceptable independent mediator, seeking assistance in such regard from the American Arbitration Association or another mutually agreed-upon organization if they have been unable to agree upon such appointment within 20 days from the conclusion of the negotiation period. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days following the appointment of a mediator. If the parties are not successful in resolving the dispute through the mediation by the end of such 30-day period, then the dispute will be resolved through binding arbitration.

(b)    Arbitration. Except for termination for Cause, any dispute or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach of this Agreement, which is not settled, will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, as amended by the following:

(i)    The Arbitral Tribunal will be composed of three arbitrators. Each party will appoint one arbitrator and the two arbitrators so appointed will appoint the Chairman of the Arbitral Tribunal who must be a retired judge. Failing the appointment of the arbitrator, or the Chairman within 30 days, the Board of Arbitration of the American Arbitration Association will appoint such arbitrator.

(ii)    All arbitration proceedings will be located in (Anywhere USA).

(iii)    Unless the Arbitral Tribunal finds that exceptional circumstances require otherwise, the Arbitral Tribunal will include in the award the prevailing parties cost of arbitration and reasonable attorneys fees.

(iv)    The award rendered in the arbitration will be final and binding and may be enforced in any court of competent jurisdiction.

(v)    Each party will be entitled to discovery by request for admission, by request for production of documents and by depositions of not more than five individuals but by no other means.

18.    Damages and Specific Performance.    The Executive expressly recognizes that any breach of the provisions of this Agreement is likely to result in irreparable injury to the Company and that money damages may not adequately compensate the Company for such breach. Therefore, the Executive agrees that the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction not only to obtain damages for any breach of this Agreement, but also to enforce the specific performance of this Agreement by the Executive and to enjoin Executive from activities in violation of this Agreement.

19.    Attorney Fees and Other Costs.    If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees as well as court costs and all expenses not taxable as court costs. This remedy shall include, without limitation, all such fees, costs and expenses incident to appeals.

20.    No Waiver of Breach.    The failure of a party to require the performance of a provision of this Agreement shall not constitute a waiver of a subsequent breach or nullify the effect of such provision.

21.    Governing Law.    This Agreement shall be construed in accordance with the laws of the State of Indiana.

22.    Notices.    Any notice required or permitted herein shall be in writing and shall be mailed, postage prepaid, or sent by overnight courier, properly addressed to the other party at the address set forth below, subject to change by written notice of either party to the other:

Company:

Next, Inc.

6430 Cobble Lane

Harrison, TN 37341

Executive:

David C. Gleason

Any notice shall be considered given when deposited in the U.S. Mail or delivered to an overnight courier.

23.    Survival of Obligations.    All covenants, agreements, representations and warranties made herein or otherwise made in writing by either party to this Agreement shall survive the execution and delivery of this Agreement and the performance of the services contemplated hereby.

24.    Severability.    If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

25.    Entire and Binding Agreement.    This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the employment of the Executive by the Company and supersedes all prior understandings and agreements regarding the Executive’s employment. This Agreement may be modified only by a written instrument executed by both parties. This Agreement shall continue to be binding upon the Company in the event of the sale of either (i) a controlling equity interest in the Company or (ii) all or substantially all of the assets and business of the Company.

26.    Payments to the Executive.    Any payments to the Executive, his estate or designated beneficiary pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld under all present and future federal, state, and local tax and other laws and regulations.

27.    Captions.    The section headings contained herein are for reference and convenience only, and shall not affect the construction of any provision of this Agreement.

28.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereof, but together such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company:

Next, Inc

By:	/s/ WILLIAM B. HENSLEY III
Title:	William B. Hensley III, CEO

Executive:

/s/ DAVID C. GLEASON
David C. Gleason